SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT ("Agreement") is dated as of April 15, 2019 and is made by and between ALPHA CAPITAL ANSTALT ("ALPHA") and BRIO CAPITAL MASTER FUND, LIMITED ("BRIO"), on the one hand, and IMAGING3, Inc. (the "Company" or "IMAGING3"), a Delaware corporation, on the other hand.

WHEREAS, on or about September 13, 2017, ALPHA and BRIO filed an action against IMAGING3 in the United States District Court for the Southern District of New York (the "Court") styled *ALPHA Capital Anstalt and BRIO Capital Master Fund, Limited v. Imaging3, Inc.*, No. 17 Civ. 6966, alleging that the Company was in breach of certain Notes issued to ALPHA and BRIO (the "Notes") and had failed to deliver certain warrants to ALPHA (the "Warrants") and that ALPHA and BRIO had been damaged thereby; and

WHEREAS, on July 27, 2018, the Clerk of the Court issued a Judgment against IMAGING3 (the "Judgment"), based on the Court's Memorandum Opinion and Order, dated July 26, 2018, granting ALPHA's and BRIO's motion for summary judgment, and entering judgment: (a) in favor of ALPHA against IMAGING3 in the following amounts: with respect to ALPHA's Note, $576,057.92, plus 18% prejudgment interest calculated from August 31, 2017 through the date of the judgment of $93,747.51; and with respect to the Warrants, $122,408.55, plus 9% prejudgment interest calculated from June 6, 2017 through the date of the judgment of $12,556.10; and (b) in favor of BRIO against IMAGING3 with respect to BRIO's Note in the amount of $576,057.92, plus prejudgment interest calculated from August 31, 2017 through the date of the judgment of $93,747.51; and

WHEREAS, shares of IMAGING3's common stock ("Shares") trade on the domestic U.S. over-the- counter stock market; and

WHEREAS, IMAGING3 currently only has the means to satisfy a small part of the Judgment by making a cash payment and must satisfy the remainder of the Judgment amount through the issuance of authorized Shares to ALPHA and BRIO at a stipulated value of $0.164 per Share of IMAGING3's common stock, subject to adjustments for stock splits, dividends and similar events; and

WHEREAS, IMAGING3 and ALPHA and BRIO desire to resolve, settle, and compromise the Judgment;

NOW, THEREFORE, the Parties, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. **CASH PAYMENTS.** IMAGING3 shall make a cash payment of $100,000 by wire transfer to both ALPHA and BRIO (for total cash payments of $200,000) (the "Cash Payments") on or before the closing of the currently proposed transaction between IMAGING3 and Grapefruit Boulevard Investments, Inc. referenced in the Company's press release, dated April 8, 2019 (the "Closing"), except, that, under any and all circumstances, the Cash Payments must be made by the Company and received by ALPHA and BRIO no later than May 6, 2019. In the event the Cash Payments are not received by ALPHA and BRIO on or before May 6, 2019, absent a written waiver from ALPHA and BRIO, this Agreement shall become null and void and the Judgment remains fully unsatisfied and enforceable.

2. **SETTLEMENT SHARES.** In addition to the Cash Payments, on or before May 6, 2019, IMAGING3 will issue and deliver: (a) to ALPHA a certificate reflecting ALPHA's ownership of 4,191,070 (four million one hundred ninety thousand seventy) Shares of

IMAGING3's common stock (the "ALPHA Shares") denoting on such certificate that the Shares are restricted (the "ALPHA Restricted Stock Certificate"); and (b) to BRIO a certificate reflecting BRIO's ownership of 3,514,628 (three million five hundred fourteen thousand six hundred twenty-eight) Shares of IMAGING3's common stock (the "BRIO Shares") (collectively, with the ALPHA Shares, the "Settlement Shares") denoting on such certificate that the Shares are restricted (the "BRIO Restricted Stock Certificate") (collectively, with the ALPHA Restricted Stock Certificate, the "Restricted Stock Certificates").

3. **FAIRNESS DETERMINATON AND APPROVAL BY SETTLEMENT COURT.** Upon the execution hereof, ALPHA and BRIO, with the full and complete cooperation of IMAGING3, shall, at IMAGING3's expense as more specifically provided below, promptly commence an action against IMAGING3 in the Superior Court of the State of California, County of Los Angeles (the "Settlement Court") seeking the Settlement Court's approval of this Agreement pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended ("Securities Act"), and seeking the prompt determination by the Settlement Court of the fairness of the terms and conditions of the Agreement and providing for the satisfaction of the Judgment by the issuance of Settlement Shares to ALPHA and BRIO that are (i) unrestricted, freely tradable and exempted from registration under the Securities Act, (ii) issuable without any restrictive legend, and (iii) may be immediately resold by ALPHA and BRIO without any registration, restriction or limitation, including without limitation under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Unrestricted Shares").

4. **THE ISSUANCE ORDER**. Upon the issuance by the Settlement Court of an Order (the "Issuance Order") authorizing the issuance of the Unrestricted Shares, ALPHA and BRIO, with the full cooperation of IMAGING3 and its counsel shall immediately commence (a) any and all efforts to ensure that the restrictions on the Restricted Share Certificates are

removed so that the shares underlying such Restricted Share Certificates may be deposited into those brokerage accounts specified by each of Alpha and Brio as restrictive legend free, freely tradeable shares or (b) provide IMAGING3's transfer agent with instructions to issue ALPHA and BRIO new certificates for the 4,191,070 Shares and 3,514,628 Shares, respectively, that bear no restrictive legend (the "Unrestricted Certificates") in exchange for the Restricted Certificates.

5. **THE TRUE-UP IN THE EVENT OF DELAY**. If, for any reason, no Issuance Order is issued by the Settlement Court on or before July 15, 2019 (the "Delay"), once the Settlement Shares are freely tradeable, whether pursuant to an Issuance Order or otherwise, ALPHA AND BRIO shall each be entitled to a true-up (the "True-Up") of the Settlement Shares and, as calculated below, consisting of an additional issuance of Settlement Shares (the "True-Up Shares') by IMAGING3. In the event of a Delay, the market value of the Settlement Shares shall be calculated based on the median market price of Shares during the thirty (30) days following the removal of all restrictions on the Settlement Shares (the "FMV"), and (a) if such FMV for ALPHA's Shares is less than $687,335.47, IMAGING3 shall issue to ALPHA freely tradeable True-Up Shares with a fair market value equal to the difference between $687,335.47 and FMV; and (b) if such FMV for BRIO's Shares is less than $576,399.00, IMAGING3 shall issue to BRIO freely tradeable True-Up Shares with a fair market value equal to the difference between $576.399.00 and FMV. The Parties shall provide for the issuance of True-Up Shares in the event of Delay in the issuance proposed Issuance Order by the Court.

6. **CONTINGENCY**. If, for whatever reason, the Parties are unable within 90 (ninety) days of the of the 3(a)(10) action to obtain an Issuance Order from the Settlement Court, IMAGING3 shall be obligated to provide ALPHA and BRIO with an alternative method for providing for the removal of restrictions on the Restricted Share Certificates (the

"Alternative Method") either, at ALPHA's and BRIO's election, by (a) filing, by August 15, 2019, a registration statement with the SEC to issue all Settlement Shares to ALPHA and BRIO, or (b) promptly providing and/or facilitating ALPHA and BRIO with an exemption for the resale of such securities under Rule 144, 17 CFR § 230.144.

7. **PAYMENT IN FULL; SETTLEMENT FAIR AND REASONABLE.** IMAGING3 and ALPHA and BRIO agree that delivery of the Cash Payments, the Settlement Shares and the performance by IMAGING3 of all of its obligations herein with respect to the Issuance Order and Alternative Method shall satisfy IMAGING3's obligations in full regarding the Judgment. IMAGING3, the issuer of the securities, and ALPHA and BRIO, the proposed parties to whom the securities are to be issued, agree that the value of the Cash Payments and the Settlement Shares utilized to satisfy the Judgment is fair and reasonable.

8. **REPRESENTATIONS, WARRANTIES, AND COVENANTS OF IMAGING3.** IMAGING3 represents, warrants and covenants as follows: (a) it has sufficient authorized common shares to issue to ALPHA and BRIO to comply with the terms of this settlement; (b) the shares of Common Stock to be issued pursuant to this Agreement and the Issuance Order are duly authorized, and will be validly and legally issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights; (c) if at any time it appears reasonably possible that there may be insufficient authorized shares to fully comply with the Agreement, IMAGING3 will take all action required to increase its authorized shares so as to ensure its ability to timely comply with the Agreement; (d) IMAGING3 has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement and the Issuance Order, the execution, delivery and performance of which have been duly authorized by all requisite action on the part of IMAGING3, including without limitation approval by its board of directors; (e) this Agreement has been duly executed and delivered by

IMAGING3, and is fully enforceable against IMAGING3 in accordance with its terms, (f) this Agreement will not (i) conflict with, violate, or cause a breach or default under any agreement to which IMAGING3 is a party, or (ii) require any waiver, consent, or other action of IMAGING3 or any other person; (g) neither ALPHA nor BRIO, nor any of their affiliates, (i) is or was a licensed broker-dealer or an affiliate thereof, (ii) is or was an officer, director, 10% or greater shareholder, control person, or affiliate of IMAGING3 within the last 90 days, (iii) will become a control person or affiliate of IMAGING3 while in possession of the Settlement Shares, or (iv) has or will, directly or indirectly, receive or provide any refund, kickback or other consideration in exchange for selling or satisfying the Judgment, other than pursuant to this Agreement; (h) IMAGING3 understands that the issuance of shares as required by the Agreement may have a dilutive effect, which may be substantial; (i) neither IMAGING3 nor any of IMAGING3's affiliates or agents has or will provide ALPHA or BRIO with any material non-public information regarding IMAGING3 or its securities; (j) ALPHA and BRIO have no obligation of confidentiality, and may sell any Common Stock into the public markets at any time (subject to the restrictions on the Restricted Certificates); and (k) with respect to this Agreement and the transactions contemplated hereby (i) ALPHA and BRIO are acting solely in an arm's length capacity, (ii) ALPHA and BRIO do not make or have not made any representations, warranties or covenants other than those specifically set forth herein, (iii) IMAGING3's obligations under the Agreement are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of any claim IMAGING3 may have against ALPHA or BRIO, (iv) any statement made by ALPHA or BRIO or any of ALPHA's or BRIO's representatives, agents or attorneys is not advice or a recommendation to IMAGING3, and (v) ALPHA and BRIO and their affiliates, attorneys, advisors and representatives have not acted and are not acting as legal, financial, accounting, tax, investment

or other advisors, agents or fiduciaries of IMAGING3, or in any similar capacity, and have not provided any legal financial, accounting, tax, investment or other advice of any kind to IMAGING3.

9. **BLOCKER**. In the event the delivery to ALPHA or BRIO of any of the Settlement Shares would cause ALPHA or BRIO to beneficially own in excess of 9.99% of the number of Shares outstanding immediately after giving effect to the issuance of the Settlement Shares, the issuance of such Shares to ALPHA or BRIO shall be held in abeyance. In the event the restrictions described in this paragraph prohibit the issuance of any Settlement Shares, such Settlement Shares should be held in abeyance until such Shares may be issued without violating the restrictions in this paragraph.

10. **NECESSARY ACTION**. At all times after the execution of this Agreement and entry of the Issuance Order by the Settlement Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby, including providing legal opinion a its expense to satisfy the transfer agent that Rule 144 and or 3a10 has been complied with.

11. **PUBLIC STATEMENTS.** IMAGING3 agrees not to make any public statements regarding this Settlement and/or ALPHA and/or BRIO without the prior written consent and approval of ALPHA and BRIO.

12. **CONFIDENTIALITY AND NON-DISPARAGEMENT AGREEMENT**. At all times prior to execution of this Agreement, the parties hereto agree to not disclose any of the terms of said Agreement to any other person or entity other than the parties' respective legal counsels. Neither IMAGING3 nor ALPHA and BRIO shall make any public statements

disparaging the other party.

13. **RELEASES**. Upon receipt by ALPHA and BRIO of the Cash Payments and the Settlement Shares and the performance by IMAGING3 of all of its obligations herein with respect to the Issuance Order and Alternative Method, in consideration of the terms and conditions of this Agreement, and except for the obligations and representations arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns, of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Judgment. Nothing herein shall be deemed to negate or affect ALPHA's and BRIO's rights and title to any securities heretofore issued to it by IMAGING3.

14. **WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542**. The parties to this Agreement, and each of them, acknowledge that the consideration exchanged for this Agreement is intended and does release and discharge any claim and/or cause of action by them with regard to any unknown or future damage, loss or injury, and they do hereby waive any rights under Civil Code Section 1542 (or similar law of any other state or jurisdiction), which reads as follows:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT AGREEMENT WITH THE DEBTOR.

The parties to this Agreement acknowledge, warrant and represent that they are familiar with section 1542 of the California Civil Code ("Section 1542") and that the effect and import of that provision has been fully explained to them by their respective attorneys. There is a risk that subsequent to the execution of this Agreement, one or more of the parties to this Agreement will incur or suffer loss, damages or injuries related to the subject matter of this Agreement, but which are unknown and unanticipated at the time this Agreement is signed. The parties to this Agreement, and each of them, hereby assume the above mentioned risks and understand that this Agreement shall apply to all unknown or unanticipated claims, losses, damages or injuries relating to the subject matter of this Agreement, as well as those known and anticipated, and upon advice of legal counsel, the parties to this Agreement, and each of them, do hereby waive any and all rights under the aforesaid Section 1542.

The parties to this Agreement, and each of them, acknowledge that they fully understand that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention hereby to fully, finally and forever release all claims, obligations and matters released herein, known or unknown, suspected or unsuspected, which do exist, may exist in the future or heretofore have existed between the parties to this Agreement, and that in furtherance of such intention, the releases given herein shall be remain in effect as full and complete releases of the matters released herein, notwithstanding the discovery or existence of any such additional or different facts.

15. **INFORMATION**. IMAGING3 and ALPHA and BRIO each represent that prior to the execution of this Agreement, they have had the opportunity to seek the advice of counsel, that they fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made by or to them except as expressly stated in

this Agreement.

16. **OWNERSHIP AND AUTHORITY**. IMAGING3 and ALPHA and BRIO represent and warrant that they have not sold, assigned transferred, conveyed or otherwise disposed of any or all of any claim, demand, right or cause of action, relating to any matter which is covered by this Agreement, and each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is a binding obligation of each, enforceable in accordance with its terms.

17. **BINDING NATURE**. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

18. **AUTHORITY TO BIND**. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transaction provided in this Agreement have been duly authorized by all necessary action of the respective party and that the person executing this Agreement on its behalf has the full capacity to bind that entity.

19. **SIGNATURES**. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Electronically scanned signatures shall be deemed valid and binding for all purposes.

20. **CHOICE OF LAW**. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of California, applicable to agreements made and to be fully performed in that state and without regard to principles of conflicts of law thereof.

21. **FORUM SELECTION**. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought in a state or federal court sitting in the County of Los Angeles, State of California.

22. **LEGAL FEES**. Each party shall pay the fees and expenses of its advisers, counsel, the accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, except that Imaging 3 will be responsible for the payment all expenses incurred in connection with the Settlement Action, and shall directly pay the legal fees of the Law Offices of Alan L. Atlas, counsel for ALPHA and BRIO in the Settlement Action not to exceed $8,000.00 (but shall not be responsible for the legal fees of any other counsel for ALPHA or BRIO).

23. **ENTIRE AGREEMENT**. This Agreement is the final agreement between IMAGING3 and ALPHA and BRIO with respect to the terms and conditions set forth herein, and, the terms of this Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. No provision of this Agreement may be amended other than by an instrument in writing signed by IMAGING3 and ALPHA and BRIO, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date of the last signature herein.

IMAGING3, INC.
By: [signature]
Name: John M. Hollister
Title: CEO
Dated: April 15, 2019

ALPHA CAPITAL ANSTALT
By: ______________________
Name: ______________________
Title: ______________________
Dated: April ___, 2019

BRIO CAPITAL MASTER FUND, LIMITED
By: ______________________
Name: ______________________
Title: ______________________
Dated: April ___, 2019